Exhibit 99.1

Contact:

Name: John Moreira or John Gavin

Phone: (781) 441-8338

For Immediate Release                                                                                January 28, 2010

NSTAR Reports Results for Fourth Quarter and Year 2009

Boston, MA -- NSTAR (NYSE: NST) today reported earnings attributable to common shareholders of $47.6 million, or $0.45 per common share, for the fourth quarter of 2009, compared to $42.1 million, or $0.39 per share reported for the same period in 2008.  The company also reported earnings of $2.37 per share for the year ended December 31, 2009 compared to $2.22 per share for the year 2008.

Chairman, President and Chief Executive Officer Thomas J. May said, “2009 was a very challenging year for NSTAR and our customers as we faced a difficult economic climate. NSTAR was also impacted by unfavorable weather conditions throughout the year that resulted in declines in our sales of electricity of 3.1% and natural gas of 0.3%. Throughout the year, our commitment to provide customers with excellent service and reliability remained high. In fact our electric system reliability for 2009 was at its highest level on record, as a continued investment in infrastructure upgrades and technology has paid off. In addition, our J.D. Power customer satisfaction scores have increased relative to peers for the 4th year in a row.  We were also very successful in our efforts to control costs and benefited from lower interest rates partly driven by our very strong credit ratings.  As a result, we were able to achieve earnings growth of nearly 7% in 2009.  We also provided a positive total return to shareholders for the thirteenth consecutive year.  NSTAR is the only company in the EEI Index that can make this claim.”

May continued, “In addition to our solid operating and financial performance, we finished the year with two positive developments.  First, in late December, we announced the sale of our district energy operations business – a cogeneration facility that provides steam, chilled water service and electricity to the Longwood Medical Area in Boston – for $320 million. Our decision to sell this facility is part of our determination to focus the future efforts of NSTAR on our core electric and gas delivery businesses and our growing transmission business.  We are pleased to have found a buyer who is an energy service provider with an established reputation as an industry leader and has an existing local presence in the Boston area.”

“Also, in the fourth quarter, the Department of Energy awarded the company nearly $18 million in grants in support of our Smart Grid projects, the only investor-owned utility in Massachusetts to receive awards,” May concluded.

Earnings per share for the fourth quarter of 2009 increased by 6 cents or about 15%.  Factors that contributed to this positive performance for the quarter were higher electric distribution revenues and lower operations and maintenance costs. These positive factors outweighed the impact of electric and gas sales declines of 1.3% and 1.8%, respectively, which reflect a 2% decrease in heating degree days for Boston in the fourth quarter.

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2010 Earnings Outlook

Earnings per share for 2010 are expected to be in the $2.45 to $2.55 range.  This range excludes the anticipated gain on the pending MATEP sale.  The main drivers are expected to be:

a)

Performance-based rate adjustment effective January 1, 2010 of 1.32%;

b)

Electric sales increase of about 2%, assuming a return to normal weather conditions and modestly improving economic conditions during the year;

c)

An increase of about $15 million in operations and maintenance expense impacting net income;

d)

An increase in depreciation, amortization and property taxes;

e)

Interest costs savings due to recent refinancing of long-term debt at lower interest rates;

f)

Capital expenditures for the year of approximately $370 million, with about $90 million planned for various transmission projects.

Comparative unaudited results for the fourth quarter and year-end periods were as follows:

Financial Data (in thousands, except per share data) Three months ended December 31:	2009	2008	% Change
Operating revenues from continuing operations	$712,545	$781,472	(8.8)%

Net income from continuing operations	$46,520	$39,765	17.0%
Income from discontinued operations, net of tax (1)	1,610	2,847	(43.4)%
Preferred stock dividends of subsidiary	490	490	-
Net income attributable to common shareholders	47,640	42,122	13.1%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,005	107,038	-%
Earnings per basic and diluted share:
Continuing operations	$0.43	$0.37	16.2%
Discontinued operations	0.02	0.02	-%
Total earnings per basic and diluted share	$0.45	$0.39	15.4%
Dividends paid per common share	$0.375	$0.35	7.1%

Years ended December 31:	2009	2008	% Change
Operating revenues from continuing operations	$3,050,044	$3,208,321	(4.9)%

Net income from continuing operations	$245,975	$227,956	7.9%
Income from discontinued operations, net of tax (1)	9,233	11,551	(20.1)%
Preferred stock dividends	1,960	1,960	-
Net income attributable to common shareholders	$253,248	$237,547	6.6%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	106,996	107,045	-%
Earnings per basic and diluted share:
Continuing operations	$2.28	$2.11	8.1%
Discontinued operations	0.09	0.11	(18.2)%
Total earnings per basic and diluted share	$2.37	$2.22	6.8%
Dividends paid per common share	$1.50	$1.40	7.1%
(1)

Represents net income from the cogeneration facility that provides steam, chilled water service and electricity to the Longwood Medical Area of Boston and includes transaction costs associated with the pending sale.

(2)

More detailed audited financial information will be provided in NSTAR’s Annual Report on Form 10-K that is expected to be filed with the Securities and Exchange Commission on or about February 5, 2010.

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Fourth Quarter Conference Call

NSTAR is holding a conference call to discuss its fourth quarter and full year 2009 financial results as well as the outlook for 2010 on Friday, January 29, 2010 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website – www.nstar.com – by selecting “Investor Relations” then “Webcast.”  A replay of the call will be archived on our website in the Investor Relations section under “Financial Information” and then “Webcast Archives.”

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management, and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: adverse financial market conditions including changes in interest rates and the availability and cost of capital; adverse economic conditions; changes to prevailing local, state and federal governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies, and changes in and compliance with environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; weather conditions that directly influence the demand for electricity and natural gas; impact of continued cost control processes on operating results; ability to maintain current credit ratings; impact of uninsured losses; impact of adverse union contract negotiations; damage from major storms; impact of conservation measures and self-generation by our customers; changes in financial accounting and reporting standards; changes in hazardous waste site conditions and the cleanup technology; prices and availability of operating supplies; impact of terrorist acts and cyber-attacks; and impact of service quality performance measures.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.  You are advised, however, to consult any further disclosures we make in our filings to the Securities and Exchange Commission.  Other factors, in addition to those listed here, could also adversely affect NSTAR.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3.1 billion and assets of $8.2 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR is also engaged in unregulated business operations.  For more information, go to www.nstar.com.

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